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                                   EXHIBIT 4.9

                       FIRST AMENDMENT TO CREDIT AGREEMENT


         THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the "First Amendment") is made and entered into as this 5TH day of December, 1997 among DANKA BUSINESS SYSTEMS PLC, a limited liability company incorporated in England and Wales (Registered Number 1101386) ("Danka PLC"), DANKALUX SARL & CO. SCA, a Luxembourg company ("Dankalux"), and DANKA HOLDING COMPANY, a Nevada corporation ("Danka Holding") (Danka PLC, Dankalux and Danka Holding are herein each a "Company" and collectively the "Companies"), NATIONSBANK, NATIONAL ASSOCIATION, a national banking association formerly known as NationsBank, National Association (Carolinas) each other Bank signatory hereto (each individually, a "Bank" and collectively, the "Banks"), and NATIONSBANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks (in such capacity, the "Agent");

                              W I T N E S S E T H:

         WHEREAS, the Companies, the Banks and the Agent have entered into a Credit Agreement as of December 5, 1996 (as amended hereby and as from time to time further amended, supplemented or replaced, the "Credit Agreement"), pursuant to which the Banks agreed to make certain revolving credit, term loan and letter of credit facilities available to the Companies; and

         WHEREAS, the Companies have requested that the Credit Agreement be amended in the manner set forth herein and the Agent and the Banks are willing to agree to such amendment;

         NOW, THEREFORE, in consideration of the mutual covenants and the fulfillment of the conditions set forth herein, the parties hereto do hereby agree as follows:

         1. Definitions. Any capitalized terms used herein without definition shall have the meaning set forth in the Credit Agreement. The term "Credit Agreement" as used herein and in the Loan Documents shall mean the Credit Agreement as amended hereby and as from time to time further amended, supplemented and replaced.


         2. Amendment. Subject to the terms and conditions set forth herein,

                  (a) the definition of "Adjusted Consolidated Net Worth" in
         Section 1.1 of the Credit Agreement is hereby amended in its entirety so that as amended it shall read as follows:

                  "Adjusted Consolidated Net Worth" means the Consolidated Net Worth of Danka PLC and its Subsidiaries, minus Investments made by Danka PLC and its Subsidiaries after the Effective Date in Excluded Country Subsidiaries.


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                  (b) the definition of "Consolidated Fixed Charge Coverage
         Ratio" in Section 1.1 of the Credit Agreement is hereby amended by replacing the words "dividends for such period, plus" appearing in Subsection (ii)(B) of such definition with the words "dividends for such period." and by deleting Subsection (ii)(C) in its entirety from such definition.

                  (c) a new definition "Consolidated Net Worth" is hereby added to Section 1.1 immediately following the definition "Consolidated Fixed Charge Coverage Ratio" which definition shall read as follows:

                  "Consolidated Net Worth" means consolidated net worth of Danka PLC and its Subsidiaries determined in accordance with GAAP plus or minus, as the case may be, the positive or negative amount of the balance in excess of $50,000,000 in the currency translation adjustment account."

                  (d) the definition of "Included County" in Section 1.1 is hereby amended to read in its entirety as follows:

                  "Included Country" means (i) any country within which Danka PLC is doing business through one or more Subsidiaries operating in such country as of the Effective Date and either the combined assets of such Subsidiaries or the revenues of such Subsidiaries for any fiscal year of Danka PLC equals or exceeds three percent (3%) of total combined assets or total revenues of Danka PLC and its Subsidiaries on a consolidated basis, and (ii) any additional country from time to time selected by the Companies, as an Included Country, provided, however, that the Companies, in exercising such discretion, shall be required to comply with the requirements of Section 7.8(i) hereof. The Included Countries as at the Closing Date are listed on Schedule III to the Credit Agreement.

                  (e) Subsection 7.1(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

                  "As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Danka PLC, the consolidated balance sheets of Danka PLC and its Subsidiaries, such balance sheets and statements of earnings and cash flow, where required, in the case of Danka PLC and its Subsidiaries, to be prepared in accordance with GAAP in a manner consistent with past practices of Danka PLC, certified by the chief financial officer, treasurer or the secretary-controller of Danka PLC;"

                  (f) Subsection 7.1(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

                  "As soon as available and in any event within 120 days after the end of each fiscal year of Danka PLC, a copy of the annual audit report for such fiscal year for Danka PLC and its Subsidiaries, including therein the consolidated balance sheet


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                  of Danka PLC and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of Danka PLC and its Subsidiaries for such fiscal year, certified without any Impermissible Qualification by KPMG Audit PLC or other internationally recognized independent public accountants, together with a certificate from such accountants to the effect that (I) the consolidated financial statements have been prepared in accordance with GAAP consistently applied and present fairly the financial condition and results of operations of Danka PLC and its Subsidiaries and (ii) in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;"

                  (g) Subsection 8.4(c) of the Credit Agreement is hereby amended by deleting the figure "10%" appearing in the fifth line of said Subsection (c) and replacing such figure with the following figure: "25%".

         3. Effectiveness. This First Amendment shall become effective as of the date hereof upon receipt by the Agent of six (6) fully executed copies of this First Amendment (which may be signed in counterparts) signed by the Companies and the Majority Banks.

         4. Representations and Warranties. In order to induce the Agent and the Banks to enter into this First Amendment, the Companies represent and warrant to the Agent and the Banks as follows:

                  (a) There has been no material adverse change in the condition, financial or otherwise, of Danka PLC and its Subsidiaries, taken as a whole, since the date of the most recent financial reports of Danka PLC received by the Agent and the Banks under Section 7.1 of the Credit Agreement;

                  (b) The business and properties of Danka PLC and its Subsidiaries, taken as a whole, are not, and since the date of the most recent financial report of Danka PLC and its Subsidiaries received by the Agent and the Banks under Section 7.1 of the Credit Agreement, have not been adversely affected in any substantial way as the result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo, riot, activities of armed forces, war or acts of God or the public enemy, or cancellation or loss of any major contracts; and

                  (c) No event has occurred and is continuing which constitutes, and no condition exists which upon the consummation of the transaction contemplated hereby would constitute, a Default or an Event of Default under the Credit Agreement, either immediately or with the lapse of time or the giving of notice, or both.

         5. Guarantors. Each of the Companies being the direct, or indirect owner of all or substantially all the Guarantors hereby consents to this amendment on behalf of such Guarantors.

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         6.  Entire Agreement. This First Amendment sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter.

         7. Full Force and Effect of First Amendment. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

         8. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

         9. Governing Law. This First Amendment shall in all respects be governed by the laws and judicial decisions of the State of Florida.

         10. Enforceability. Should any one or more of the provisions of this First Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

         11. Credit Agreement. All references in any of the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby.

                            [Signature page follows]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Charlotte by their proper and duly authorized officers as of the day and year first above written.

WITNESS:                            DANKA BUSINESS SYSTEMS PLC


                                    By: /s/  David C. Snell
---------------------------            -----------------------------------
                                    Name:  David C. Snell
                                    Title:  Finance Director

                                    DANKA HOLDING COMPANY

                                    By:  /s/  Paul K. Suijk
---------------------------            -----------------------------------
                                    Name:   Paul K. Suijk
                                    Title:  Sup. Corporate Treasurer
---------------------------

                                    DANKALUX SARL & CO. SCA
                                    BY: DANKALUX SARL, COMMANDITE

                                    By:   /s/  Jean-Pierre Leburton
---------------------------            -----------------------------------
                                    Name:   Jean-Pierre Leburton
                                    Title:  Manager
---------------------------


                                    NATIONSBANK, N.A., as Agent and
                                    Issuing Bank

                                    By:   /s/  Reinhard Freimuth
                                       -----------------------------------
                                    Name:  Reinhard Freimuth
                                    Title:  Vice President


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